Exhibit 99.1

WATERSTONE FINANCIAL, INC.
WATERSTONE BANK
11200 W. PLANK CT.
WAUWATOSA, WI 53226

Contact:  Douglas Gordon
President and CEO
414.459.4100
douglasgordon@wsbonline.com

FOR IMMEDIATE RELEASE

WATERSTONE FINANCIAL, INC. ANNOUNCES DEPARTURE OF WATERSTONE MORTGAGE CORPORATION PRESIDENT AND CHIEF EXECUTIVE OFFICER A.W. PICKEL III
WAUWATOSA, WI (March 26, 2019) — Waterstone Financial, Inc. (NASDAQ: WSBF) today announced the termination of A.W. Pickel III from his position as Chief Executive Officer and Director of Waterstone Mortgage Corporation ("Waterstone" or the "Company").  Mr. Pickel's termination is effective March 25, 2019.  Mr. Pickel's leadership responsibilities will be transitioned to Waterstone’s Executive Committee on an interim basis and a nation-wide search for Mr. Pickel’s successor will begin immediately.  “Over the years, we have built an experienced executive team that will continue to strategically guide Waterstone Mortgage while we seek a successor Chief Executive Officer,” said Douglas Gordon, CEO of Waterstone Financial, Inc. “WaterStone Bank will provide any support necessary as we move into our busy origination season.”
Waterstone Mortgage Corporation is a wholly owned subsidiary of WaterStone Bank SSB, which in turn is a wholly owned subsidiary of Waterstone Financial, Inc.

About Waterstone Financial, Inc.

Waterstone Financial, Inc. is the savings and loan holding company for WaterStone Bank. WaterStone Bank was established in 1921 and offers a full suite of personal and business banking products. The Bank has branches in Wauwatosa, Brookfield, Fox Point/North Shore, Franklin/Hales Corners, Germantown/Menomonee Falls, Greenfield, Oak Creek, Oconomowoc/Lake Country, Pewaukee, Waukesha/Brookfield, and West Allis, Wisconsin and a commercial lending office in Minneapolis, Minnesota. WaterStone Bank is the parent company to Waterstone Mortgage, which has the ability to lend in 47 states. For more information about WaterStone Bank, go to http://www.wsbonline.com.

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